UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 20, 2014

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s third quarter earnings presentation to investors on October 20, 2014.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K under Item 2.02 that IBM submitted earlier on October 20, 2014, which included IBM’s press release dated October 20, 2014.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 20, 2014

	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller (Principal Accounting Officer)

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I want to welcome you to our third quarter earnings presentation.  I’m here with Martin Schroeter, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Today we’re also joined by Ginni Rometty.  As you know, Ginni is IBM’s Chairman, President and Chief Executive Officer.  First, Martin will go through our prepared remarks, and then Ginni and Martin will take your questions.

The prepared remarks will be available in roughly an hour, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Now, I’ll turn the call over to Martin Schroeter.

3Q 2014 Overview

Thanks Patricia.  We have a lot to cover today, our third quarter performance, actions that accelerate the transformation of our business, including important announcements that impact our results and the basis of our reporting, our 2014 guidance and what it means as we move into 2015.

Let me start with the top level results.  We reported revenue of $22.4 billion, which is down 4 percent or 2 percent at constant currency excluding our customer care divestiture; we delivered operating net income of $3.7 billion, and earnings per share of $3.68, all excluding the discontinued semiconductor manufacturing business.

These results fell short of our expectations, and I’d attribute the shortfall to three primary drivers.  First, our software revenue was weaker than expected. We had some sales execution issues and in addition, we have made it easier for clients to manage their IBM software capacity across new and more traditional workloads, as they invest in our platform for the longer term.  I’ll expand on this later.  Second, we didn’t get the productivity required in our services business, impacting both our profit and margin.  And third, the environment, including currency, isn’t helping. With a sharp movement in currency rates in September, there was some effect in the quarter, and we expect it to have a larger impact going forward.  And for the business overall, we did see a slowdown in September, which had a particular impact on us given the skew of our transactional business.

I’ll get into the details of the quarter shortly, but let me first describe the actions we are taking, and put them into context.

For some time now we’ve been clear about our strategic direction and how we address the market shifts around data, cloud, and engagement.  All of this year we have been launching initiatives and making significant investments to drive this shift.  We have been very successful, with strong revenue growth in our strategic imperatives and you’ll see in our third quarter results that the strategic imperatives again delivered double-digit revenue growth.

But some of these fundamental shifts in the industry are happening faster than we planned.  So we’re putting in place a series of actions to accelerate our transformation.  I want to address these right up front.

First, we are continuing to remix to higher value.  We just took a bold step in our transformation, going fabless with the divestiture of our semiconductor manufacturing business.  We have world-class technologists and intellectual property, but this is a capital intensive business, which has been challenging for us without scale.  With future node progression and the potential transition to larger wafer sizes, the capital requirements will substantially increase.  GLOBALFOUNDRIES will acquire our microelectronics business, and will become the semiconductor technology provider for our future systems.  This agreement leverages the strengths of each company, IBM’s semiconductor and material science research, development capabilities, and leadership in high-end systems, and GLOBALFOUNDRIES’ leadership in advanced technology manufacturing at scale, and commitment to delivering future semiconductor technologies, enabling them to address new business opportunities.  With GLOBALFOUNDRIES operating at scale, we’ll get supply at market-based pricing for the long term.  And we’ll exit a business that was not only capital intensive, but also a drag on our profit.  Clearly, this is the right move for our business for the long term.

Also, in January we announced the sale of our x86 business to Lenovo and earlier this month we completed the initial closing.  This was a $4 billion business for us in 2013, with effectively no annual profit.  With the transaction, IBM and Lenovo have formed a strategic alliance which includes an agreement for Lenovo to resell selected IBM storage and software products.  And to ensure a smooth transition for our clients, IBM will provide x86-related maintenance on Lenovo’s behalf.

We’ll continue to remix our portfolio, by investing in higher value areas and making decisions on businesses that no longer support our high-value strategy.

Second, we are implementing changes that make it easier to consume our capabilities and innovations and increase our agility.  We are creating vertically integrated units to address key growth areas.  As we did with Watson earlier this year, we are creating a dedicated business unit for Cloud, and other integrated units to address growth areas like security, and smarter commerce.  This enables more focused investment, and improves our integration and speed in bringing solutions to the market, and with our clients.

We are also providing more flexibility to clients in the way they buy our software.  Specifically, we are accelerating investments to make our software more directly consumable through digital channels.  So we will have an end-to-end digital sales and marketing channel, which will improve our reach.

Third, we’re taking additional actions to simplify our structure and accelerate productivity.  For example, to improve productivity in services, while at the same time providing greater value and innovation to our clients, we’re implementing a number of actions.  These include accelerating the use of automation in our data centers, and being more aggressive in our use of global delivery skills and intellectual property across our service lines.

Let me tell you what these actions do for our financial model.  In the near term our revenue will be down, not surprising since the 3 divestitures this year represent about $7 billion of revenue, with pre-tax losses of about $500 million.  So clearly, we’ll have an improved margin profile.  These actions also free up our spend and capital to be reinvested to areas that will accelerate our transformation, and these allow us to continue to provide very strong returns to our shareholders through dividends and share repurchases. All of this is consistent with our strategic direction, and while there are impacts in the short term, we improve our position for the longer term.

Key Transactions

I want to spend a minute on the high level financial implications of the two most recent transactions.  We’ve posted additional information in two articles on our investor portal.

For the System x business, as I mentioned, this was over a $4 billion business for us last year.  Though the business is breakeven on an annual basis, the transactional skew would have driven profit in the fourth quarter.  Starting in the fourth quarter of this year, we’ll no longer have the System x hardware revenue and profit, and the related maintenance will be at a lower revenue and profit level reflecting the new relationship.  At an IBM level, this will result in about a 4 point impact to revenue growth over the next 4 quarters, but an improved margin profile.  Our fourth quarter results will include the gain on sale associated with the countries closed, net of related transaction and performance-based costs.  This net gain, as well as the operational profit we lose in the fourth quarter will be included in our view of the full year, which I’ll talk about later in the call.  Free cash flow will be impacted by two items:  Accounts payable for the balance at closing as well as the future procurement IBM will perform on Lenovo’s behalf, and for cash tax payments made in 2015.  We estimate this will be a use of cash of approximately half a billion dollars in the fourth quarter, and another half billion in 2015.

Turning to the microelectronics business, the 2013 OEM revenue associated with the divested business was $1.4 billion, and our STG segment included pre-tax losses for this business of over $700 million.  This is being reported as a discontinued operation.  In the third quarter, disc ops will include both losses from the ongoing operations of about $90 million after tax, and a one-time after-tax charge of $3.3 billion associated with the transaction.  The transaction had no impact to free cash flow in the third quarter.

Now let me spend a minute on the reporting structure.

Reporting Format

All of our results obviously start with GAAP, which is in the middle of the chart. To the left is a reference to our prior definition of Operating results, which we introduced a few years ago to provide a better perspective on the operational performance of our business. This presentation excluded non-operating retirement-related and acquisition-related items.  Operating results is the basis of our 2015 roadmap objective, and we have provided a view of our results on this basis since 2011. This definition of operating results no longer exists.

Now, moving to the right side of the chart, with the reporting of our microelectronics business as a discontinued operation, all of the financial impacts of that business are lifted out of each line of our profit and loss, and reported in one line, loss on discontinued operations, net of tax.

Starting in the third quarter, our GAAP profit and loss will be on a continuing operations basis.  We will make the same non-operating adjustments to determine our operating results. So our operating results definition will now be on a continuing operations basis.  This is the basis for our third quarter and year-to-date results, all historical periods presented, and our guidance for the fourth quarter and full year.

Key Financial Metrics

So now let me get into the third quarter results.  And again, these are all operating results, which exclude the discontinued operations.

We delivered $3.7 billion of operating net income on revenue of $22.4 billion.

Revenue was down 4 percent, or 2 percent at constant currency excluding the divested customer care business.  On that constant currency basis, Services was flat, our Software segment declined 2 percent, and Systems and Technology revenue was down double-digits.  90 days ago we expected that currency would be a modest help to our revenue growth.  But in September, we saw a sharp move in the currency markets.  I’ll talk more about currencies later.

Our margins were down, with weak hardware performance and insufficient productivity in services.  We had a tax headwind of 3 points year to year, and we generated $3.7 billion of net income in the quarter.  On the bottom line, we reported Operating EPS of $3.68, which is down 10 percent.  Looking at our free cash flow, we generated $2.2 billion, which is relatively flat year to year.

Revenue by Geography

Turning to revenue by geography, when you look at the year-to-year performance at constant currency, major markets decelerated 2 points from last quarter, and growth markets 1 point.  These results aren’t normalized for the customer care divestiture.  Both major and growth markets are impacted by a point of growth, consistent with last quarter.

As I mentioned earlier, we saw a deceleration in September.  This is true in nearly all regions, and was most pronounced in our growth markets that have a higher transactional content.

Within the growth markets, we again had double-digit growth in Latin America, led by Brazil and good growth in the Middle East and Africa region.

I think it’s important to understand the impact of the System x divestiture on the geographic results going forward.  Given the geography mix of that business, major markets growth will be impacted by about 3 points, and growth markets by about 9 points.  Reporting our divested semiconductor business as a discontinued operation will adjust the OEM revenue, but not impact the geographic results.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, I’ll cover the revenue drivers when we get into the segment discussions.

Looking at the gross profit, in total, our operating gross margin was down 90 basis points driven by margin declines in Systems and Technology, and in both of our services segments.  The 6-point decline in Systems and Technology was due to a combination of lower margin across the brands, and a mix away from higher margin z due to the product cycle.  In Global Technology Services, we did get the savings from the workforce rebalancing actions we took earlier in the year and we continue to make investments in capacity and skills.  But, we didn’t get the base productivity we had planned through automation, and the transition on some new contracts took longer than expected.  In Global Business Services, we had strong growth with good margin performance in the strategic imperatives, but in the more traditional back office implementations we continue to see price pressure.

Expense Summary

Our Total Operating Expense and Other Income was up 2 percent year to year.  Acquisitions over the last 12 months drove 2 points of expense growth, and currency drove 1 point.  So, base expense, which is total expense less the impact of acquisitions and currency, was essentially flat.  Within our base expense, we’ve been shifting our spending to drive our strategic imperatives and differentiated offerings.  And with the actions we’re taking, we’ll accelerate that shift.

There are a few items that are impacting the year-to-year expense dynamics.  First, we increased our Accounts Receivable reserves, which impacted expense by over $70 million year to year.  This coverage is now at 2.2 percent, which is up from a year ago, but not as high as 2009 levels.  Second, as you would expect, our accrual for 2014 variable compensation is down relative to where we were at the end of the first half.  However, the reduction in the quarter was not as substantial as last year.  And so across cost and expense, this element was up $230 million year to year.

Finally, I want to spend a minute on the impact of currency.  The dollar appreciated dramatically in the last several weeks of the quarter, and as you know when the dollar appreciates broadly against other currencies it impacts our revenue and earnings.   What is unusual about this, is not just the sharp move, but the movements were nearly all in an unfavorable direction for our business profile.
We hedge a portion of our cross-border cash flows which as you know defers the impact of the currency movement, but doesn’t eliminate it. While our hedges are designed to provide stability around the receipt of cash, there is no year-to-year benefit in the income statement when a currency’s direction is sustained over a longer period.  Looking at the third quarter, we had a modest impact to profit from currency.  However at current spot rates, we would expect a significant impact to fourth quarter and into 2015.

Now let’s turn to the segments, and we’ll start with Services.

Services Segments

This quarter, combined Services generated $13.7 billion in revenue, which was flat year to year at constant currency, adjusted for the Customer Care divestiture.  Services pre-tax profit was down 13 percent year to year.  Total backlog was $128 billion.  Adjusting for the divested business and currency, total backlog was down 2 percent year to year.

Global Technology Services revenue was $9.2 billion, down 3 percent as reported, but up 1 percent at constant currency adjusted for the divestiture.  In the third quarter we wrapped on the SoftLayer acquisition, and it continues to attract new workloads to the platform.  We are expanding our footprint, and in third quarter we opened cloud data centers in London and Toronto, as well as two federal datacenters outside of Dallas and Washington DC.  We also added cloud capacity in Singapore.  GTS Outsourcing, grew 2 percent at constant currency adjusted for the divestiture.  That growth was driven by IT Outsourcing performance from the substantial new contracts we brought on in 2013.

GTS pre-tax profit declined 11 percent in the quarter.  While we continue to benefit from the rebalancing action earlier this year, this was more than offset by the investments across our portfolio in areas like new resiliency centers, additional security skills, and the SoftLayer cloud hub expansion, the lost profit associated with the divested customer care business, and we didn’t get sufficient productivity in the base.  Part of this is due to the large deals we signed last year which have lower margins in the early stages, and we didn’t execute those transitions as rapidly as expected.

Global Business Services revenue was four and a half billion dollars, down 1 percent at constant currency.  Consulting and Systems Integration declined 1 percent year to year, and was flat at constant currency.  We had strong double-digit growth in our practices that are highly differentiated in the marketplace which address cloud, analytics, mobile, and social, offset by declines in the areas that are becoming less differentiated such as the more traditional back office implementations.  During our last call we discussed our strategic partnership with Apple to deliver a new class of enterprise-ready MobileFirst business applications for iOS combining mobility and analytics.  This quarter we will launch the first dozen applications.  Application Outsourcing was down 6 percent at constant currency, reflecting modest sequential improvement.  Our performance continues to be impacted by pricing pressure and client renegotiations, as well as a reduction in elective projects.

GBS pre-tax profit was down year to year.  Here too, we got the benefit from the previous workforce rebalancing actions, but it was more than offset by a couple of factors.  Lower revenue on a relatively fixed cost base and where we have strong differentiation, such as our solutions that address the strategic imperatives, we get good growth and margin performance.  But in the parts of our portfolio that aren’t as well differentiated we’re continuing to see price and profit pressure.  These are the areas where we’ll be more aggressive on the use of global delivery centers and in applying intellectual property for faster time to value for our clients and improved business results for us.

Software Segment

Software revenue of $5.7 billion was down 2 percent, and middleware was flat. We had solid growth in many of our solution areas, like in security, and mobile, and cloud. Across our software brands Software-as-a-Service offerings are up nearly 50 percent. But overall software results did not meet our expectations.

First, we clearly had some sales execution issues. Second, given our clients substantial investment in the IBM software platform, we’ve been providing more flexibility on how they deploy our software, and with economics that enable their mobile and social workloads on our platforms.  This enables them to better manage their capacity and commit to our platforms for the long term.  This will drive higher utilization of our middleware as these mobile and social platforms drive additional on-premise workload.

Looking in our results by brand, WebSphere had another good quarter, up 7 percent, led by commerce, mobile solutions and business integration offerings.  Both on-premise and SaaS offerings contributed to WebSphere growth, with the majority of growth continuing to come from our on-premise solutions.   In commerce we saw broad-based growth with strong momentum in Commerce-as-a-Service which includes our recent acquisitions such as Silverpop and Aspera.  Across software and services, IBM’s mobile business more than doubled from the prior year.

Information Management software was down 5 percent, where we were impacted by our sales execution challenges and some product transitions. Tivoli revenue was up 3 percent at constant currency, driven by security and storage software.  Security once again grew at a double-digit rate. Workforce Solutions grew 1 percent with growth in our social and collaboration solutions, mitigated by a decline in Notes. Rational software was down 12 percent, facing a tough compare.

Across software, we are transitioning our portfolio to capture growth areas, we continue to drive innovation in our core franchises, and we will be accelerating investment to make our software more consumable through digital channels.

Systems & Technology Segment

Systems and Technology revenue of $2.4 billion was down 15 percent.  This reflects the product cycle of System z, and declines in Power, Storage and System x, though both Power and Storage improved sequentially.  We got a lot done recently, including the initial closing on the sale of our industry standard server business to Lenovo, an agreement to divest our semiconductor manufacturing business to GLOBALFOUNDRIES, and the introduction of our first OpenPOWER based scale-out system.

Looking at our results by brand, System z revenue was down 35 percent, now in the ninth quarter of the current product cycle.  We continue to innovate on this platform, and as an example we recently made available new analytics offerings for the mainframe to provide real-time customer insights. With this, IBM adds new analytics capabilities to the mainframe platform providing clients with the ability to integrate Hadoop big data.

Power revenue declined 12 percent, which is a significant sequential improvement in year-to-year performance.   We have repositioned Power.  We introduced scale-out systems based on POWER8 in June, and earlier this month we announced high-end Power 8 based enterprise systems. These systems are highly scalable, and can handle the most data intensive, mission critical applications in the industry.  In addition, we saw continued expansion of the OpenPOWER consortium, now with over 60 members. Through the efforts of consortium members, we have for the first time introduced a system built on IBM’s POWER8 processor that tightly integrates IBM and other OpenPOWER member technologies, including NVIDIA’s GPU accelerator technology.

Our System x revenue was down 10 percent, and this of course was the last quarter before the divestiture.

Storage hardware revenue was down 6 percent, a sequential improvement from the rate in the prior quarter.  We again saw strong contribution from our Flash Systems and our Storwize portfolio.  This was more than offset by weakness in high-end disk, and the continued wind-down of our legacy OEM business. We see value in the storage business shifting to software, and this quarter our storage software grew.  We will continue to expand our software defined storage portfolio.

So across our Systems and Technology business, we have taken significant actions to reposition our portfolio, and maintain our commitment to driving innovation in our high-end systems and storage.  We committed $3 billion of investment in the next era of chip technology as we strengthen our semiconductor research and development and systems innovation, with future chip supply coming from an at-scale provider.  We repositioned Power through creation of our own Power 8 systems which are built for cloud and big data, and also made available the POWER8 architecture through the OpenPOWER consortium to build an open ecosystem and an IP play.  We are repositioning storage to capture value through software-defined environments, and we divested our low-end System x business.

Cash Flow Analysis

Moving on to cash flow in the quarter, we generated $3.2 billion of cash from operations, excluding our Global Financing receivables.  We invested a billion dollars in Cap Ex, and we generated $2.2 billion of free cash flow, which was down $60 million year to year.  This includes a $300 million year-to-year increase in cash tax payments.

Through the first three quarters of the year, our net cash from operations excluding financing receivables of $8.6 billion was down $700 million year to year.  Within that, our cash tax payments were up one and a half billion year to year.  We invested $2.8 billion in Cap Ex, which was up about $100 million from last year.  This includes about $350 million investment in SoftLayer, so this is a good example of where we’re shifting spending in the base to new areas.

So free cash flow was $5.8 billion, down $800 million, or up $700 million excluding the impact from cash tax.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $9.6 billion.  Our total assets reflect a reduction of more than a billion and a half associated with the semiconductor transaction.  This includes a non-cash charge for fixed assets and an increase in deferred tax assets.  Total debt was $45.7 billion, which includes just over twenty-eight and a half billion dollar in support of our financing business.  We target global financing leverage to be in the range of 7.0 to 7.2 to 1, and we do not have plans to change this model.  However, the late quarter impact of foreign exchange on equity was the main driver of the leverage being slightly elevated at 7.4 versus our model.  Our non-financing debt was $17.1 billion and our non-financing debt-to-cap was 62 percent.  While the semiconductor manufacturing divestiture does not affect debt levels, it does impact equity by approximately $3.3 billion, resulting in a 7 point impact to the debt-to-cap ratio.  At these levels, we continue to have the financial flexibility to support our business over the long term.

Strategic Imperatives

Before we wrap up I want to spend a minute on the performance of our strategic imperatives that address the areas of data, cloud, and the way our clients are engaging.

We have a broad analytics portfolio that helps our clients to extract value from their data.  This is a large business for us, with revenue last year of nearly $16 billion.  Through September, our business analytics revenue was up 8 percent this year, with the strongest growth coming from GBS.

Our cloud portfolio supports the full scope of enterprise client cloud requirements, including solutions for private clouds, hybrid clouds, and public clouds.  Our revenue was up over 50 percent year to date.  Our as-a-service component was up over 80 percent and we exited the third quarter with an annual run rate of $3.1 billion.

Addressing engagement on a year-to-date basis, our mobile revenue more than doubled, our social offerings returned to growth, with double-digit growth in the third quarter, and our security revenue was up over 20 percent, marking the eighth consecutive quarter of double-digit growth in security.

Together, the revenue in our strategic imperatives was up double-digits, and about half of the content was in software.

Summary

So let me bring all of this back together.

As I mentioned earlier in the call, we’re driving the shift toward our strategic imperatives.  Earlier this year we created a Watson unit, and committed $1 billion to bring Watson’s cognitive capabilities to the enterprise.  We launched Bluemix, we are globally expanding our SoftLayer cloud data centers, and we formed a partnership with Apple for enterprise mobility.

Now as we exit the third quarter, we’re making it easier to do business with us, including creating vertically integrated units to address key growth areas, and making our software more consumable through digital channels.  We’re taking additional actions to drive more productivity and increase the agility of our company.  And while we invest to drive to the growth areas, we’re also aggressively moving away from the businesses that don’t fit our strategic profile.  The sale of our x86 business, and divestiture of our microelectronics business are the two most recent examples.  Earlier this year we divested our customer care BPO business, and as I mentioned the revenue from these 3 businesses was $7 billion in 2013, and in aggregate, they incurred a pre-tax loss of more than $500 million. All supporting our shift to higher value.

So let me spend a minute on our view of the full year.  As I said earlier, our operating results are moving to a continuing operations basis.  So they exclude the financials associated with the semiconductor business in the current and prior periods.  So when we reflect the discontinued operations in the base, our full year 2013 Operating EPS was $16.64, versus $16.28 based on the prior definition. Within this new operating definition, we’ve considered a number of items in our guidance for 2014.

First, we have completed the initial closing of the sale of our System x business, and as we said we will no longer have the revenue and profit associated with that business.  But in the fourth quarter we will report a gain on the sale, net of related deal and performance-based costs.  That net gain will contribute about 75 cents of earnings per share but that does not reflect the lost profit in the fourth quarter. Additionally, as we execute some of our plans to drive simplification and accelerate productivity in our business, we expect to take a workforce rebalancing charge in the fourth quarter.  We are starting to work through our plans, but at this point we’d expect to take a charge of up to $600 million. We have also had a dramatic move in currencies, and we’ve taken into account an impact based on current spot rates.  We’ll see how that plays out.  And of course we’ve considered the rate and pace of business coming out of the third quarter including the environment.  As I noted we saw a slowdown in September, and the fourth quarter is our largest transaction quarter.

Put all of this together, and we expect full year 2014 Operating EPS to be down between 2 percent and 4 percent, that’s off last year’s comparable base of $16.64.  Given that reduced outlook for earnings, we see a comparable impact to free cash flow for the year.  As I mentioned, we can estimate the x86 divestiture impact at about a half a billion in the quarter, and so with that included we see free cash flow for the year between twelve and thirteen billion dollars at this level of income.  Of course this doesn’t include the gain from the divestiture.

Looking forward to 2015: we have always considered a few factors as we look at the progress toward our 2015 objective, the trajectory of the business, including the macro environment, the investments we need to be successful over the longer term in enterprise IT and our return of capital to shareholders.

Two of these have now changed: the trajectory of the business, and the timing of investments we need to make. Of course it remains a priority to return significant value to shareholders through dividends and share repurchases.

Given our third quarter performance, the actions we’re taking, and with only 15 months to the end of 2015, we no longer expect to deliver $20 of Operating earnings per share in 2015.  As is our practice, we’ll provide our view of 2015 in January.

In the meantime, we have a clear and compelling strategy and we are accelerating our implementation, we will continue to manage our business for the long term, and we will absolutely continue to return significant value to our shareholders.

Ginni and I look forward to your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a few items.

First, we have supplemental charts at the end of the slide deck that provide additional information.  As Martin mentioned earlier, we have also posted articles to our investor website that contain additional information on the two transactions discussed.

Second, I’d ask you to refrain from multi-part questions.

And finally, I want to remind you that Ginni Rometty is joining today’s Q&A.

Operator, please open it up for questions.